Press Release	Source: Somerset International Group, Inc.

Secure System Expands Indirect Distribution Channel

Monday August 1, 8:33 am ET

OCEAN, N.J., Aug. 1 /PRNewswire-FirstCall/ -- Secure System, Inc., a subsidiary of Somerset International Group, Inc. (OTC Bulletin Board: SOSI - News), and a leading provider of wireless security solutions to the educational and healthcare industries, announced today that it had made significant progress in its marketing efforts by signing four companies to Reseller Agreements during the quarter. These companies are: The Mercury Group (http://www.mercury-group.com), Communications Link Services Corporation (http://www.commlinkservices.com), Dobil Laboratories, Inc. (http://www.dobil.com), and The Phoenix Group International (http://www.the-Phoenix-Group.com).

Mark Sandrow, President of Secure System, Inc., stated: “These Resellers expand our distribution capabilities for Secure System products to educational, medical, and private institutions. They create additional avenues by which institutions may obtain Secure System’s proprietary wireless personal alarm systems. These new alliances continue the expansion of our marketing presence by adding additional representation along the East coast. I look forward to working with our new partners and bringing our state of the art technology to new clients.”

About Somerset

Somerset International Group, Inc. (http://www.somersetinternational.com) (Somerset) is a holding company headquartered in Bedminster, New Jersey. Somerset has the strategic objective of acquiring profitable and near term profitable private small and medium sized businesses and maximizing the profitability of its acquired entities.

About Secure

Secure System, Inc. (http://www.securesysteminc.com) provides wireless personal security systems to educational, healthcare, and other facility environments. Secure designs, installs, and maintains these wireless personal security systems. Secure’s primary markets include college and university campuses as well as mental health facilities, housing developments, and other locales where high traffic and crime potential exist.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This document may contain forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. These statements fall within the meaning of forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company’s markets and market growth rates, products and their rate of commercialization, services, prices and adequacy of financing, and other factors. The Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether because of new information, future events, or otherwise.

CONTACT:
Mark Sandrow
Secure System, Inc.
Voice: 800-732-7978
Fax:	732-922-2221
Email: msandrow@securesysteminc.com

Source: Somerset International Group, Inc.